Enterprise Financial Services Corp

Moderator: Peter Benoist
October 24, 2013
2:30 p.m. CT

Operator: Good day everyone and welcome to the Enterprise Financial Services Earnings call. Today’s conference is being recorded. At this time I would like to turn the conference over to Mr. Peter Benoist. Please go ahead.

Peter Benoist: Thank you Priscilla and I would like to add my welcome to all of you to the third quarter EFSC earnings call. I’d like to remind you listeners that during this call we will be making forward looking statements, actual results may differ materially from the results contemplated in our forward looking statements as a result of various important factors including those described in our 2012 annual report on form 10-K and subsequent filings with the SEC.

Forward looking statements speak only as of today Thursday, October 24, 2013 and the company undertakes no obligation to update them in light of new information or future events. I’d also like to remind you that you can find a copy of our third quarter earnings press release which includes reconciliations of non GAAP financial measures referred to on this conference call in the investor relations section of our website.

I’m joined today by Keene Turner our newly appointed chief financial officer who joins us from National Penn Bancshares where he was formally executive vice president and chief accounting officer. He replaces Frank Sanfilippo who is also with us today and has assumed his new responsibility as chief operating officer for the company. In addition Steve Marsh chairman of Enterprise Bank and Trust and chief credit officer is also with us. I’m pleased to announce another strong quarter for the company with fully diluted earnings per share of 44 cents which compares to 39 cents in the year ago quarter.

For the nine months ended September 30 this year the company earned $1.55 per share -- this is a 36% increase over prior year period earnings of $1.14 per share. Core loan growth rebounded in the quarter increasing 2% on a linked quarter basis and 6% year over year. More importantly commercial and industrial loans -- which are the company’s bread and butter - increased 5% during the quarter and are up 14% year over year.

Core net interest margins declined a modest two basis points from the linked quarter and have only shown three basis point erosion since the third quarter of last year. We continue to maintain our credit disciplines around pricing and structure in the face of significant competitive pressures. Steve Marsh will comment further on credit in a moment but we are pleased with the continued positive trends in asset quality.

Nonperforming loans and classified assets continue to improve resulting in another negative loan loss provision. Finally our capital ratios improved materially with the conversion of $20 million in trust preferred securities during the quarter bringing our tangible common equity ratio to 7.85%. Let me now turn it over to Steve to give you some additional color on our loan portfolio, our trends and our asset quality. Steve.

Steve Marsh: Thank you Peter. My comments are related to the organic portfolio. Peter mentioned that in September 30 our organic loans totaled $2.1 billion are up $32 million or 2% for the quarter. Year over year loans were up $123 million or 6%. We are especially encouraged by the growth in C&I loans which were $44 million or 5% of the quarter. Looking at the last 12 months C&I loans were up $127 million or 14% as Peter mentioned.

We especially value C&I growth because our credit experience has been better in the C&I portfolio versus commercial real estate. C&I loan relationships provide opportunities for deeper relationships as those customers tend to have more products and more relationships with us. We have found the C&I base is also less price sensitive at the time of renewal. So we value C&I growth very much.

In the third quarter net growth was strongest in the St. Louis region -- St. Louis and Kansas City both enjoyed significant new relationships especially in our lending niches and Enterprise value lending, insurance premium demands and commercial finance or asset base lending all had a good growth. In the Kansas City region net growth was hampered by large payoffs in some commercial real estate.

Loan growth would’ve been stronger but we continue to see very strong competition in commercial real estate especially at renewal time. Pipelines remain strong including opportunities in traditional C&I and our niches and in commercial real estate which remain open to do new commercial real estate deals. Looking at the year overall we expect loan growth to be in the 2 to 3% range.

Turning to loan quality at the end of the quarter our nonperforming loans were $24.2 million. This is down 7% on a linked quarter basis and down 25% on a year over year basis. Nonperforming loans represented 1.14% of the loan portfolio at quarter end. Even the real estate markets have improved as our nonperforming loans continue to be concentrated in the CRE Investment realty category and land acquisition and development.

Other real estate was up slightly to $10.3 million, an increase of $2.1 million. During the quarter we sold $3.1 million in real estate at a small gain of $300,000 to $400,000 which I think confirms our conservative values in real estate holding values. We have worked aggressively to reduce the OREO portfolio over the last year. Nonperforming assets were 1.1% as of September 30 -- this is compared to 1.4% at September 30, 2012.

Likewise the net charge-offs were good - we enjoyed a good quarter in net charge-offs. Good progress - especially good progress in covering previously charged off loans; net charge-offs were just $368,000 in the quarter. Annually that is a rate of about seven basis points.

The provision was a net benefit of $652,000. The benefit was in line with our approved credit metrics which we’ve talked about as well as lower levels of downgrades during the quarter. The allowance for loan losses still cover 110% of our nonperforming loans. As Peter mentioned the big takeaways were improved credit quality, good C&I loan growth - although I would comment the pricing pressure continues to be strong in all markets especially in the commercial real estate area.

And now I would like to turn it over to our new CFO Keene Turner to review the numbers in more detail.

Keene Turner: Thank you Steve and good afternoon everyone. I want to start by saying it is a pleasure to join the Enterprise team and also to be here today to share my thoughts on the solid quarter where we delivered 44 cents of earnings per share. Net interest income on a quarter basis was stable in the quarter at $25 million with a net interest margin at 3.54% -- down only two basis points from the second quarter.

Net interest income margins were maintained due to improvement in asset mix as non covered loans grew by 6% on an annualized basis and we were still able to improve the overall costs of deposits and funding. I would add interest bearing deposit cost decreased four basis points to 59 basis points in the third quarter and the overall cost of funding improved seven basis points to 79 basis points.

During the quarter we converted $20 million of subordinated debentures with 9% coupon to common stock which helped to both reduce the cost of funding and increase tangible common equity. The conversion inducement necessary to complete this transaction cost is approximately $400 thousand during the quarter or 2 cents per common share. Nonetheless the transaction was accretive to tangible book value which now stands at $12.52 per share.

Additionally on the funding side of the balance sheet maturing FHLB advances were replaced by deposits - primarily certificates of deposits. The deposits were raised through CD offerings to our customers and also through brokered deposits sources. We continue to be focused on managing the cost of our funding base while also positioning the balance sheet for growth.

Turning to covered assets the yield on covered loans was 15.8% excluding accelerated cash flows from prepayments which is consistent with 15.3% in the linked quarter. Accretion income related to accelerated cash flows was $4.3 million in the third quarter versus $4.7 million in the second quarter. However there were partial offsets to both of these values within noninterest income.

On a pretax basis the net revenue contribution of covered assets was $5.2 million for the third quarter compared to $6.6 million in the second quarter. At September 30 we still had approximately $60 million of accretable yield to recognize over the remaining life of the portfolio. Our current projection of average covered loan balances is $153 million for 2013 and $115 million for 2014. The average year to date covered loan balance at the end of the third quarter was $175 million.

The estimated balance changes each quarter when we reforecast the cash flows. The latest quarterly forecast for the covered assets called us to recognize impairment which we reported through a $2.8 million provision loan losses covered under FDIC loss share agreement. However 80% of this expense for the quarter was offset with noninterest income given our loss sharing agreements with the FDIC.

The change in the loss share receivable which is part of noninterest income was also a negative $2.8 million for the third quarter and is comprised of three pieces -- one is negative accretion of $1.3 million related to the accelerated cash flows previously noted; two, $2.2 million of accretion related to provisions for loan losses on covered loans also previously noted; and finally three, the negative base accretion of $3.7 million.

The negative base accretion adjusts indemnification assets downward over their respective lives and matches the expected reimbursement of losses from the FDIC under the loss share agreement. Although the results of the third quarter were largely unaffected by adjustments to the clawback liability to the FDIC, this measurement contributes to the variability of the contribution to covered assets as they resolve.

Additionally I would like to reiterate that as we get closer to the expiration date of the loss sharing arrangement with the FDIC we anticipate results on a quarterly basis will continue to be uneven. That being said when you put all the pieces together the covered assets continue to perform significantly better than expected and continue to bolster capital levels in support of our plans for growth.

And on that note tangible common equity to tangible assets increased nearly 100 basis points during the quarter to 7.85% while the tier one common ratio expanded to 9.87%. The previously mentioned conversion of subordinated debentures to common stock contributed meaningfully to both measures, in addition to increasing the tangible book value per share. In terms of our capital goal this means the 7% TCE ratio has been achieved well ahead of schedule.

In the last quarter we outlined earnings contributions of covered assets in the core bank on a pretax basis in our 10-Q. This quarter we have included that information in the earnings release. To that point our pretax earnings for the third quarter continue to be strong on a core basis at $10.2 million which is approximately 80% of reported pretax earnings.

Although a lower benefit from the provision from loan losses during the third quarter led to a linked quarter reduction, the overall contribution of core bank to total pretax income has demonstrated continued improvement both in absolute dollars of earnings and in proportion to reported pretax earnings over the last several quarters.

We’ve also managed expense levels well on a quarterly basis and we remain focused on continuing to do so as we execute our strategy. To that end we continue to be focused on growing earnings at the core bank while maximizing the profitability of covered assets. Thank you again for joining us today and at this time we will open the line for any questions.

Operator: At this time if you would like to ask a question please press the star and the one on your touch-tone telephone. You may withdraw your question at any time by pressing the pound key. Once again to ask a question please press the star and one on your touch-tone telephone. We will take our first question from Jeff Rulis with D.A. Davidson. Your line is open.

Jeff Rulis: Thanks. Good afternoon.

Peter Benoist: Hi Jeff.

Jeff Rulis: Hi. Question on the - I guess the loan growth guidance of 2 to 3% for the full year implies a pickup in Q4. I guess is that sort of predicated on an absence or payoffs or an increase on demand - maybe if you could provide some color there?

Steve Marsh: Yes the pipelines Jeff continue to be good. We expect payoffs - the rate of pay off to slow down a little bit but really the growth is going to be from the pipeline. We are encouraged by the niches that we’ve seen in the last quarter are strong in the pipeline for the upcoming quarter and we do have a couple of real estate deals in there that should give us some volumes too.

Jeff Rulis: And some of that production is it - would that align with the your comments sort of by market that St. Louis remains strong and absence in payoffs in Kansas City is that consistent with what you’re saying so far of the quarter?

Steve Marsh: Yes. Yes.

Jeff Rulis: Okay.

Steve Marsh: Yes.

Jeff Rulis: Got it.

Steve Marsh: Yes and I think credit lines have - we’ve seen a little bit better - more usage on the lines as well would be another reason for growth in the next quarter.

Jeff Rulis: Got it, okay. And then on the wealth management strategy, you made a comment in there about sort of culling some less profitable customers.

I guess the read-through on that is that would you expect to grow that line item or is it just a more efficient as in cost associated would be lower?

Peter Benoist: Jeff, this is Peter; a couple of comments. One, in terms of your first, it relates to both the Arizona market where we really have thinned what I would call the unprofitable business there. And I think in that context we’ll improve margins and have improved margins in the business. We’ve done a little bit of that in St. Louis too just as it relates to unprofitable business, smaller accounts, so there’s been some weeding going on. Our intent clearly is to grow the business and we will grow the business. I think, as you know, this is not a business that you grow quickly on an organic basis, but our expectation is to continue to invest in the business and grow it.

Jeff Rulis: Great, thanks; that’s it for me.

Operator: Thank you and we’ll take our next question from Chris McGratty with KBW. Your line is open.

Chris McGratty: Good afternoon guys.

Peter Benoist: Hi Chris.

Chris McGratty: Peter, with your capital approaching almost 8% and your growth commentary, how should we be thinking about kind of net balancing growth going forward? In terms of the investment portfolio, would you - is there a point where you guys would consider doing another deal? Can you help us on the size of the balance sheet? Thanks.

Peter Benoist: Yes, I think the first goal was to get our capital levels to where they are, so let’s start there; we feel good about that.

The whole question of acquisitions is an industry-wide question so it’s one that we’re aware of, but I think as I’ve said in the past and I think it’s still our view. To the extent there are opportunities to grow franchise value as opposed to assets, we continue to have interest.

Having said that, our focus is on core growth and organic growth. I think when you really look under the covers in terms of double-digit growth rates and C&I, we would expect that to continue. And I think as Steve pointed out earlier, as our base firms, because I think we indicated in the last quarter and we’ll reaffirm it again in this quarter, we have been less aggressive on the CRE side primarily because of pricing that we’ve seen in our markets. And to the extent a lot of those renewals and maturities have occurred - Steve indicated they have - and our base firms, we think we’ll see core growth pick up a little bit from where it has been.

So I think in that respect, our focus continues to be core. I think we pretty well understand that our primary market of St. Louis will continue I think to be strong. Kansas City, I think we have seen two quarters of strong long growth there, and that’s net loan growth which is really encouraging.

And then our other expectation is Arizona as the economy continues to improve there. I think Steve would agree our pipelines are getting stronger in Arizona, I think we’re seeing more opportunity in Arizona, and we’d expect our growth rate there to accelerate a little bit too.

Chris McGratty: Okay, on the accretable yield, you guys cite in the release $60 million that’s left. What’s the balance of the non-accretable yield bucket that could potentially fall into that portfolio like the credit mark?

Peter Benoist: We’re looking it up.

Keene Turner: It’s around $84 million.

Chris McGratty: Okay. And the adjustment, can you walk through the adjustment you guys are making? You’re saying 80% in the release of reported earnings come from the core bank.

I guess what are you backing out Frank or Peter in terms of that table on the second page of your release? Are you backing out the accelerated piece or are you backing out the whole pre-tax earnings of $5.3 million or help me with that please?

Keene Turner: It’s the revenue that we report in the table in the earnings release. And then we have some expenses associated with carrying those loans and managing those loans as well.

Chris McGratty: So the table on the second page just shows pre-tax net revenue of $5.226 million. That’s the adjustment you’re - that’s the table I should be looking at?

Keene Turner: Yes, and then there’s expenses to kind of net down to that number that we report as the piece of it.

Chris McGratty: Okay. Last one, when do the loss shares expire? All right, I’m sorry. When are the first of the loss shares expire?

Peter Benoist: The last is 2021. First of the loss shares is 14.

Chris McGratty: Okay, thanks.

Peter Benoist: You bet.

Operator: And as a reminder, if you would like to ask a question, please press the star and 1 on your touch-tone phone.

We’ll go next to Andrew Liesch with Sandler O’Neill. Your line is open.

Andrew Liesch: I was curious. Did Gorman and Gorman help out at all this quarter on the revenue side?

Peter Benoist: Revenue side - yes, a slight add on the revenue side.

Andrew Liesch: Okay so really more pick up next year then.

Peter Benoist: Yes, I think we’ve indicated pretty much pretty consistently. We don’t see much impact in 13 and we haven’t seen much impact in 13. We do expect it in 14.

Andrew Liesch: Okay, got you. And where do you think the reserve ratio might level out? I mean it’s all in here for the few quarters and you are adding some more C&I. I was kind of curious how you’re thinking about the allowance.

Steve Marsh: Yes we look at, you know, risk ratings, we look at trends, we look at the industry, we look at peer groups. So we don’t really manage to one number there.

Andrew Liesch: All right, you covered all my other questions. Thanks.

Peter Benoist: Thank you.

Operator: Thank you we’ll move next to Chris McGratty - oh, I’m sorry, Brian Martin from FIG Partners. Your line is open.

Brian Martin: Hi guys.

Peter Benoist: Hello Brian.

Brian Martin: Hey Steve, maybe you can just talk a little bit about the inflows in the quarter, I mean they were a little bit. I think you commented a little bit in the release. I mean what was - I think it was kind of contrary to everything else getting better I guess. I know it’s a small number, maybe that’s the way to think about it.

But what was driving the inflows in the quarter?

Steve Marsh: Inflows are non-performers.

Brian Martin: Yes.

Steve Marsh: Yes so it’s true, we’re operating off a kind of a low base already. So there were four deals - they were driven primarily by four deals. They’re split between the Kansas City region and the St. Louis region. As we mentioned in the write up, the largest was $3 million; they were all real estate deals. So that was kind of a little bit more of the detail on the non-performers.

And those were completely unrelated - all four deals are completely unrelated.

Brian Martin: Okay, so just a couple of other I guess kind of housekeeping questions.

The loan yields were down, you know, the non-core loan yields were down pretty substantially in the quarter. Are you beginning to see some stabilization there I guess in those loan yields on the new business?

Peter Benoist: Did you say non-core or core?

Brian Martin: On the core loans I guess Legacy stuff.

Steve Marsh: Yes it’s - we hope that the rate slows down. We are amazed that the banking industry has forgotten the credit crisis that was only a couple of months ago. But you know, so competition remains price - remains fierce.    I hate to make predictions about where the rates are going on loans that we haven’t renewed yet but competition still is fierce on that.

Brian Martin: Okay so you would still expect to some - that kind of comment and release about the core margin, that’s where the pressure’s at on the core?

Steve Marsh: That’s absolutely correct - on the core margin; right.

Brian Martin: All right, and then there was a decline in fee income in the quarter, just kind of that line item, specific line, other fee income. Was there anything unusual in that line item this quarter? I guess it was an increase, I’m sorry.

Keene Turner: Yes, that’s a little bit of swap and BOLI income in there in comparison from Q2 to Q3 that’s driving that up.

Brian Martin: Okay, all right. And last two things. In the release you guys talked a little bit about some on the salary and the expense about some reduced headcount.

Where and when was a reduced headcount or where have you guys trimmed staff?

Peter Benoist: I’m not aware of a reference to it in the release. But having said that, I suspect that it would relate to some branch closures that we’ve done.

Brian Martin: Okay, yes. I guess that was the last thing. And then I guess the last thing was on the charge-offs in the quarter, you know, being a low level, what was - were the recoveries just that elevated or growth charge-offs lower or kind of what was the mix there relative to what’s been trending?

Steve Marsh: Yes, we did have good recoveries in the quarter. The gross level of charge-offs - yes - was down as well.

Keene Turner: So about two and-a-half million in recoveries.

Steve Marsh: Right. Yes, we had a strong quarter in recoveries; that was really a big part of it.

Brian Martin: Okay and so the recoveries are two and-a-half million. What were the gross charge-offs in the quarter?

Steve Marsh: Yes, it was two and-a-half million and two million. Two and-a-half million of charge-offs and two million in recoveries for the net of the $368,000.

Brian Martin: Okay, perfect. Thanks for taking the questions.

Steve Marsh: Thank you.

Operator: And we have a follow-up question from Chris McGratty with KBW. Your line is open.

Chris McGratty: Yes, on the Gorman question before Peter, can you remind us what the expectations for revenues are for next year that you’ve disclosed?

Peter Benoist: I don’t think we have. I don’t think we have indicated that Chris.

Chris McGratty: Okay, should we be thinking it’s a - I guess we can make our assumptions. Should we be expecting a material impact to the fee income line or are we reading too much into it?

Peter Benoist: I think you may be and I think it’s a little early.

Chris McGratty: Okay.

Operator: Thank you. And as a reminder, if you would like to ask a question, please press the star and 1 on your touch-tone phone.

We’ll move now to Daniel Cardenas with Raymond James. Your line is open.

Daniel Cardenas: Good afternoon guys.

Peter Benoist: Hi Dan.

Daniel Cardenas: I may have missed this; I apologize if you said this all ready. But could you tell me how the level of pay downs and payoffs were this quarter? Are they slowing versus the previous quarter?

Steve Marsh: Let us just look at that. Yes, it’s really not much of a change.

Peter Benoist: Yes Dan, I think the differential is gross originations.

Steve Marsh: Yes.

Peter Benoist: They were up in the quarter.

Daniel Cardenas: Perfect.

Peter Benoist: I think we’re 370 or so.

Steve Marsh: Yes.

Daniel Cardenas: All right. And then maybe if you could give me the loan footings for Kansas City.

Peter Benoist: Yes.

Steve Marsh: Yes, it’s in the...

Peter Benoist: So that’s about right - 550.

Daniel Cardenas: Is that down from last quarter?

Steve Marsh: It’s about the same.

Daniel Cardenas: Okay, and between the two markets, I mean is there a stark difference in competitive factors? Is St. Louis more competitive or as competitive as Kansas City?

Steve Marsh: No I think Kansas City is probably a little bit more competitive than St. Louis. The other issue we have is we have a little bit higher real estate concentration in Kansas City. So the payoffs hit them harder than they do St. Louis just as a percentage. But I think the Kansas City market is probably a little bit more competitive than St. Louis.

Daniel Cardenas: All right and then last question. As I look at the loan mix, I mean, you know, very nice portion in C&I. I mean as you look at it optimally, I mean how high do you want that C&I portfolio to be or what percentage of total loans do you want that to be?

Peter Benoist: Yes I don’t know if we look at it in terms of a total percentage. We obviously look at granularity as it relates to the risk within the C&I segment, and we do manage at a limit level there based on certain segments of risks. So that’s more of a way we look at it.

It’d be hard for me to say, you know, a maximum percentage of C&I.

Steve Marsh: I will say that we’re not looking to trim the commercial real estate portfolio down from what it is right now. We’d be happy to add good quality, well-priced, well-structured commercial real estate deals. So we’ve made good progress in adding C&I, that’s where our growth has been, but we’re not afraid to do CRE deals if they are well underwritten.

We’ve just seen not only cheaper prices but, you know, longer interest rates proposals, people are seven year deals and even ten year deals. That’s really where we lose some CRE deals.

Daniel Cardenas: Perfect. Great, thanks guys.

Peter Benoist: Thank you.

Operator: And we have no further questions at this time.

Peter Benoist: Okay, well just as a wrap, we feel good about the quarter. We welcome Keene to the team, I think he’s going to be a great addition. For those that may want to know, Frank’s very excited about his new assignment, so I think that’s going to work out well.

I’m not going to talk about baseball on this call so unless anybody has any other questions, we thank you for your interest. And we’ll see you next quarter. Thank you.

Operator: And this does conclude today’s program. You may disconnect at any time.

END